Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

C-COR.net Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-02505 and 333-64040) of C-COR.net Corp. of our report dated July 3, 2003, with respect to the statement of net assets available for benefits of the C-COR.net Corp. Retirement Savings and Profit Sharing Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003 annual report on Form 11-K of the C-COR.net Corp. Retirement Savings and Profit Sharing Plan.

/s/ KPMG LLP
Harrisburg, Pennsylvania
June 24, 2004